UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the registrant ☐

Check the appropriate box:

☐  Preliminary proxy statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive proxy statement
☐  Definitive additional materials
☐  Soliciting material pursuant to Rule 14a-12

FRANKLIN CREDIT HOLDING CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☑  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, schedule or registration statement no.:

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FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302

April 30, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”), which will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey on Wednesday, June 17, 2009, at 2:00 P.M., Eastern Daylight Time.

The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2008.

We hope you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely yours,

/s/  Thomas J. Axon
THOMAS J. AXON
Chairman and President

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS
June 17, 2009

Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Holding Corporation (the “Company”) will be held at the corporate offices of the Company, located at 101 Hudson Street 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Wednesday, June 17, 2009 for the following purposes:

1.	to elect two directors to Class 1 of the Company’s Board of Directors;

2.	to approve an amendment to the Certificate of Incorporation of Franklin Credit Management Corporation, a subsidiary of the Company;

3.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of both nominees as Class 1 Directors, FOR approval of the amendment to Franklin Credit Management Corporation’s Certificate of Incorporation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholders of record at the close of business on April 27, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. To obtain directions to attend the Annual Meeting and vote in person, please telephone the Company at (201) 604-1800.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided which requires no postage if mailed in the United States. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy. By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

/s/  Thomas J. Axon
THOMAS J. AXON
Chairman

Jersey City, New Jersey
April 30, 2009

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 17, 2009.

The Proxy Statement and 2008 Annual Report on Form 10-K
are available through the Investor Relations link on our website at
www.franklincredit.com

FRANKLIN CREDIT HOLDING CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

PROXY STATEMENT FOR
2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 17, 2009

General Information

This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 30, 2009, in connection with the solicitation of proxies in the enclosed form by the Board of Directors of Franklin Credit Holding Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (“Stockholders”) of the Company (the “Annual Meeting”). The Annual Meeting will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Wednesday, June 17, 2009, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2009 Annual Meeting of Stockholders.

The annual report of the Company, containing financial statements of the Company as of December 31, 2008, and for the year then ended (the “Annual Report”), has been delivered to you or is included with this proxy statement.

A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s offices on the 25th floor of 101 Hudson Street, Jersey City, New Jersey. A Stockholder list will also be available for examination at the Annual Meeting.

If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting. The enclosed proxy is being solicited by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted (i) FOR the election as Directors of the nominees named below under the caption “Election of Directors” to Class 1 of the Board of Directors, (ii) FOR approval of the amendment to Franklin Credit Management Corporation’s (“FCMC”) Certificate of Incorporation, (iii) FOR the ratification of the appointment of Deloitte & Touche LLP (“D&T”) as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009, and (iv) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices.

This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 30, 2009.

Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of the Company’s common stock, par value $.01 per share (the “Common Stock”) to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding. The cost of soliciting proxies in the enclosed form will be borne by the Company.

The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class 1 of the Board of Directors, FOR approval of the amendment to FCMC’s Certificate of Incorporation and FOR the ratification of the appointment of D&T as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Voting of Shares

The holders of one-half of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items such as the election of Directors and the ratification of the appointment of the independent registered public accounting firm (Proposals 1 and 3) and, accordingly, your shares may be voted by your broker on Proposals 1 and 3. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.

The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker non-votes will not affect the outcome of the election; votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent registered public accounting firm. On this matter the abstentions will have the same effect as a negative vote. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, a Broker non-vote will have no effect on the outcome. The affirmative vote of holders of two-thirds of outstanding shares entitled to vote in the election of Directors is required for approval of the amendment to FCMC’s Certificate of Incorporation. On this matter, abstentions and broker non-votes will have the same effect as a negative vote. Proxies solicited by the Board of Directors will be voted FOR the election of the nominees named below under the caption “Election of Directors” to Class 1 of the Board of Directors, FOR the ratification of the appointment of D&T as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009, unless Stockholders specify otherwise, and FOR approval of the amendment to FCMC’s Certificate of Incorporation.

The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his determination of the number of shares represented at the Annual Meeting and his count of all votes and ballots.

Only Stockholders of record at the close of business on April 27, 2009 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on April 27, 2009, there were 8,025,295 shares of Common Stock outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 27, 2009, with respect to beneficial ownership of Common Stock and the percentages of beneficial ownership by:

•	each person, group or entity known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock;

•	each of the Company’s directors and named executive officers; and

•	all of the Company’s directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the “SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership		Class

Thomas J. Axon	3,623,141		45.1%
Michael Bertash	14,000	(2)	*
Frank B. Evans, Jr.	882,425	(3)	10.9%
Alexander Gordon Jardin	143,000	(4)	1.8%
Steven W. Lefkowitz	307,650	(5)	3.8%
Allan R. Lyons	91,500	(6)	1.1%
William F. Sullivan	84,200	(7)	1.0%
Paul D. Colasono	28,250	(8)	*
All Directors and Executive Officers as a group (9 persons)	5,201,166	(9)	63.3%

*	Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is c/o Franklin Credit Holding Corporation, 101 Hudson Street, Jersey City, New Jersey 07302.

(2)	Includes 14,000 shares issuable upon exercise of options exercisable within sixty days.

(3)	Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by each of four dependent children for which Mr. Evans is the trustee. Includes 39,000 shares issuable upon exercise of options exercisable within sixty days.

(4)	Includes 28,000 shares issuable upon exercise of options exercisable within sixty days.

(5)	Includes 19,000 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

(6)	Includes 28,000 shares issuable upon exercise of options exercisable within sixty days.

(7)	Includes 37,500 shares issuable upon exercise of options exercisable within sixty days.

(8)	Includes 11,250 shares issuable upon exercise of options exercisable within sixty days.

(9)	Includes 186,750 shares issuable upon exercise of options exercisable within sixty days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s Directors and Officers, and persons who own more than ten percent of a class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and persons holding greater than ten percent of the outstanding shares of a class of Section 12-registered securities (“Reporting Persons”) are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon a review of the copies of such Section 16(a) reports furnished to the Company during 2008 from such Reporting Persons, the Company believes that all Section 16(a) filing requirements applicable to such Reporting Persons were complied with, except that each of Messrs. Bertash, Evans, Lefkowitz and Lyons belatedly filed a report in connection with a single transaction involving their receipt of stock options.

PROPOSALS

The Board of Directors unanimously recommends that you vote FOR the election of the nominees named below under the caption “Election of Directors” to Class 1 of the Board of Directors, FOR approval of the amendment to Franklin Credit Management Corporation’s Certificate of Incorporation and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors is divided into three classes, and is comprised of seven directors. Each class is elected in a different year for a term of three years, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entities the holders thereof to designate a director or directors with a longer or shorter term. It is proposed to elect two directors to Class 1 of the Board of Directors, each for a term of three years. Each of the nominees named below is currently a member of the Board of Directors and has consented to serve if elected.

The Board of Directors has concluded that each of Michael Bertash, Frank B. Evans, Steven W. Lefkowitz and Allan R. Lyons qualifies as an independent director as defined in NASDAQ Marketplace Rule 5605.

Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below. Voting is not cumulative. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors unanimously recommends a vote FOR the election of each of Alexander Gordon Jardin and William F. Sullivan as a Class 1 Director to hold office until the 2012 annual meeting of stockholders and until each of their respective successors is elected.

Director Nominee Information

Nominees for Class 1 Directors with Terms Expiring in 2012

Alexander Gordon Jardin, 56, was elected a Director of the Company in 2005. Mr. Jardin has served as Chief Executive Officer of the Company since April 26, 2006. From April 2004 until March 2006, Mr. Jardin acted as a consultant assisting the development of start-up life and health insurance companies. From October 2000 until April 2004, Mr. Jardin served as President and Chief Operating Officer of Generali USA Life Reinsurance Company and Senior Vice President, Reinsurance of Business Men’s Assurance, both wholly-owned subsidiaries of Assicurazioni Generali S.p.A., a leading international insurer, and the successor of Business Men’s Assurance. From July 1993 until August 2000, Mr. Jardin was President and Chief Executive Officer of Partner Re Life Insurance Company of the U.S. (previously known as Winterthur Life Re Insurance Company), the U.S. life reinsurance subsidiary of Partner Re and a leading provider of multi-line reinsurance on a global scale with principal offices in Bermuda, Greenwich, Paris and Zurich. From 1986 until 1993, Mr. Jardin was Vice President and General Manager, Reinsurance of Sun Life of Canada. Mr. Jardin holds a Bachelor of Science degree from McGill University.

William F. Sullivan, 59, was elected a Director of the Company in 1996. Mr. Sullivan has served as Chief Operating Officer of the Company since August 17, 2006 and as President of Tribeca Lending Corp. since February 27, 2008. Mr. Sullivan served as the Company’s General Counsel from February 2006 until April 2006. From July 2004 until February 2006, Mr. Sullivan was the sole proprietor of the Law Office of William F. Sullivan. From 1985 until June 2004, Mr. Sullivan was a Partner at Marnik & Sullivan, a general practice law firm. Mr. Sullivan is admitted to both the New York State and Massachusetts Bar Associations. Mr. Sullivan graduated from Suffolk University School of Law and holds a Bachelor of Arts degree in Political Science from the University of Massachusetts.

Class 2 Directors with Terms Expiring in 2010

Michael Bertash, 56, was elected a Director of the Company in 1998. Mr. Bertash served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, from August 2004 until July 2008, and is currently employed at Tocqueville Asset Management. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University.

Frank B. Evans, Jr., 57, was elected a Director of the Company in 1994. Mr. Evans co-founded FCMC and served as the Company’s Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as the Company’s Secretary, Treasurer, a Vice President and a member of the Company’s Board of Directors from its inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California.

Steven W. Lefkowitz, 53, was elected a Director of the Company in 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the Board of Directors of several private companies and one public company, Chatsworth Data Solutions, Inc. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.

Nominees for Class 3 Directors with Terms Expiring in 2011

Thomas J. Axon, 56, was elected a Director of the Company in 1988. Mr. Axon has served as Chairman of the Company’s Board of Directors since December 1994, has served as President of the Company since January 2006, served as the Company’s Chief Executive Officer from January 2006 until April 2006, and served as the Company’s Chief Executive Officer and President from December 1994 through June 2000. Mr. Axon also served as the Company’s President and a member of the Company’s Board of Directors from the Company’s inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, and its affiliated companies, an insurance consulting and underwriting company; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and James Thomas Realty LLC which hold various real estate interests and/or manage rental commercial space; and AIS Ltd., a reinsurance company. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business.

Allan R. Lyons, 68, was elected a Director of the Company in 1995. Mr. Lyons is a Certified Public Accountant and owns 21st Century Strategic Investment Planning, LC, a Florida limited company, which offers financial planning and investment structuring services and reviews financial opportunities and private placements. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons has served as a director of Source Interlink Companies, Inc. since March 2003 and is the chair of its audit committee. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College and a Masters of Business Administration degree from Ohio State University.

No familial relationships exist between any Directors and Executive Officers.

Meetings of the Board of Directors and its Committees

During 2008, there were 4 meetings of the Board of Directors of the Company, 7 meetings of the Audit Committee, 1 meeting of the Compensation Committee and no meetings of the Nominating and Corporate Governance Committee. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee on which he served.

Director Attendance at Annual Meetings

Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting. All seven members of the Board of Directors attended last year’s annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. Each of these committees has a written charter approved by the Board of Directors in January 2005. A copy of each committee’s charter is posted on the Company’s website at www.franklincredit.com.

Audit Committee.  The Audit Committee currently consists and during 2008 consisted of directors Allan R. Lyons (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz. The Audit Committee held 7 meetings during the year. The Board of Directors has determined that each director who served on the Audit Committee during 2008 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. The primary responsibilities of the Audit Committee include the following:

•	Overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements on behalf of the Company’s Board of Directors.

•	Selecting the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements.

•	Evaluating the qualifications, independence and performance of the Company’s independent auditors.

•	Reviewing the proposed scope of the annual audit of the Company’s financial statements.

•	Reviewing the Company’s accounting and financial controls with the independent registered public accounting firm and the Company’s financial accounting staff.

•	Preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compensation Committee.  The Compensation Committee currently consists and during 2008 consisted of directors Steven W. Lefkowitz (Chairman of the Committee) Michael Bertash and Frank B. Evans. The Compensation Committee held 1 meeting during the year and did not hold any further meetings during the remainder of 2008. The Board of Directors has determined that each director who served on the Compensation Committee during 2008 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The responsibilities of the Compensation Committee include the following:

•	Reviewing and approving the compensation and benefits for the Company’s executive officers.

•	Administering the Company’s stock plans.

•	Making recommendations to the Company’s Board of Directors regarding these matters.

The Compensation Committee establishes our general compensation policies and reviews and approves compensation for the executive officers. The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee may delegate authority to one or more members of the Compensation Committee when appropriate, unless such delegated authority is required by a law, regulation, or listing standard to be exercised by the Compensation Committee as a whole. The Compensation Committee may also request that any Directors, Officers, or employees of the Company whose advice and counsel is sought by the Compensation Committee, attend any meeting to provide such information as the Compensation Committee requests. The Compensation Committee may also retain consultants or other advisors that the Compensation Committee determines to employ to assist in the performance of its duties. The Compensation Committee determines the compensation paid to each of our named executive officers, which, other than with respect to compensation payable to Mr. Jardin, is based upon the recommendations received from our Chief Executive Officer, Mr. Jardin.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists and during 2008 consisted of Allan R. Lyons and Michael Bertash. Since February 2006 there have been only two directors on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee’s charter. The Committee did not hold any meetings in 2008. Accordingly, the independent members of the Board of Directors recommended a slate of nominees to stand for election as directors at the Annual Meeting. The Board of Directors has determined that each director who served on the Nominating and Corporate Governance Committee during 2008 is independent as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	Searching for and recommending to the Board of Directors potential nominees for Director positions.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.

•	Monitoring the Board of Directors effectiveness.

•	Developing and implementing the Company’s corporate governance procedures and policies.

In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Director’s ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors, whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2008. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.

The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors, which policy is described in this paragraph. The Nominating and Corporate Governance Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for Board service, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Nominating and Corporate Governance Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders. The Company also requires that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the SEC and the Audit Committee charter.

It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Nominating and Corporate Governance Committee will give consideration to such stockholder recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in the Company. The Nominating and Corporate Governance Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as at its interest at the time of making the recommendation. The Nominating and Corporate Governance Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on the Company’s website at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street, Jersey City, NJ 07302. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws, a copy of which is posted on the Company’s website at www.franklincredit.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on the Company’s website at www.franklincredit.com. All stockholder communications are sent directly to Board members, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company’s engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.

Code of Ethics

The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, the Company’s Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on the Company’s website at www.franklincredit.com.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates the Report by reference in any such document.

The members of the Audit Committee have been appointed by the Board of Directors. During the 2008 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 5605(a)(2) of the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2005 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2008 with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP the issue of their independence from the Company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2008 is compatible with maintaining the auditors’ independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee has also appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for the year ending December 31, 2009.

The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Steven W. Lefkowitz, none of whom is or, during the fiscal year 2008, was, an employee of the Company.

Respectfully submitted by the Audit Committee,
Allan R. Lyons, Chairman
Michael Bertash
Steven W. Lefkowitz

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position

Thomas J. Axon	56	President and Chairman of the Board of Directors
Alexander Gordon Jardin	56	Chief Executive Officer
Paul D. Colasono	62	Chief Financial Officer and Executive Vice President
William F. Sullivan	59	Chief Operating Officer; President, Tribeca Lending Corp.*
Michael Blair	47	Executive Vice President and Chief Operational Officer, Loan Servicing

*	Mr. Sullivan was appointed President of Tribeca Lending Corp. effective February 27, 2008.

Paul D. Colasono has served as the Company’s Chief Financial Officer and Executive Vice President since April 2005. Mr. Colasono has more than 30 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Michael Blair has served as the Company’s Chief Operational Officer of Loan Servicing and Executive Vice President since August 2006. From 2002 until August 2006, Mr. Blair was with KeyBank, where he first served as the Director of Default Operations and then as Senior Vice President and Director of National Collections and Recovery. From 1991 until 2002, Mr. Blair was employed with the Dime/North American Mortgage organization, where he held a series of senior management positions, including Vice President and Delinquency Manager since 1996. Mr. Blair holds a Bachelor of Science degree in Business from St. Joseph’s College in New York.

See Director Nominee Information, above, for biographies on Thomas J. Axon, Alexander Gordon Jardin, and William F. Sullivan.

EXECUTIVE COMPENSATION

Our Named Executive Officers

The following table sets forth all individuals who served as our principal executive officer at any time during 2008, and our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of 2008:

Name	Title

Alexander Gordon Jardin	Chief Executive Officer
Paul D. Colasono	Chief Financial Officer and Executive Vice President
William F. Sullivan	Chief Operating Officer; President, Tribeca Lending Corp.*

*	Mr. Sullivan was appointed President of Tribeca Lending Corp. effective February 27, 2008.

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal years ended December 31, 2008 and December 31, 2007.

			Stock	All Other
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)

Alexander Gordon Jardin,	2008	325,000	—	38,868	363,868
Chief Executive Officer	2007	325,000	—	50,311	375,311
Paul D. Colasono,	2008	250,000		43,165	293,165
Chief Financial Officer and Executive Vice President	2007	250,000	—	48,080	298,080
William F. Sullivan,	2008	275,000	—	33,746	308,746
Chief Operating Officer and President of Tribeca Lending Corp.*	2007	275,000	—	37,970	312,970

*	Mr. Sullivan was appointed President of Tribeca Lending Corp. effective February 27, 2008.

All Other Compensation

The following table provides information regarding all other compensation earned by our named executive officers during the fiscal years ended December 31, 2008 and December 31, 2007.

			Medical		Long		Tax			Car
		Eye	and		Term	Stock	Gross	Other		Allowance/
Name and		Benefits	Dental	Life	Disability	Awards	up	Expenses		Parking	Bonus	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)	($)	($)

Alexander Gordon Jardin,	2008	128	7,145	1,585	442	—	—	14,388	(2)	15,180	—	38,868
Chief Executive Officer	2007	128	9,220	341	442	—	—	25,000	(1)	15,180	—	50,311
Paul D. Colasono,	2008	128	7,145	3,270	442	—	—	29,000	(4)	3,180	—	43,165
Chief Financial Officer and Executive Vice President	2007	128	9,220	341	442	—	—	34,769	(3)	3,180	—	48,080
William F. Sullivan,	2008	128	11,844	1,585	442	—	—	11,767	(2)	7,980	—	33,746
Chief Operating Officer and President of Tribeca Lending Corp.(5)	2007	128	15,329	341	442	—	—	13,750	(1)	7,980	—	37,970

(1)	Accrued unused vacation paid on December 31, 2007.

(2)	Accrued unused vacation paid on December 31, 2008.

(3)	This includes $16,500 as a Housing Allowance and $18,269 for accrued unused vacation paid on December 31, 2007.

(4)	This includes $16,500 as a Housing Allowance and $12,499.76 for accrued unused vacation paid on December 31, 2008.

(5)	Mr. Sullivan was appointed President of Tribeca Lending Corp. effective February 27, 2008.

Narrative Disclosure to Summary Compensation Table

Employment Agreements with Named Executive Officers

The registrant’s subsidiary, FCMC, currently has employment agreements with the following named executive officers: Alexander Gordon Jardin, Paul D. Colasono and William F. Sullivan. All of these employment agreements are described in detail below and the severance arrangements with respect thereto (including the definitions contained in each relevant employment agreement of “cause,” “good reason” and “change in control”) are discussed in further detail under the heading “— Potential Payments Upon Termination or Change in Control.”

In connection with the adoption of a holding company form of organizational structure in December 2008, FCMC entered into an agreement with each of Alexander Gordon Jardin and Paul Colasono acknowledging that the holding company restructuring would not be deemed a “Change in Control” under such executives’ employment agreements. An acknowledgement from William Sullivan was not obtained, as his employment agreement does not contain a “Change in Control” provision.

On December 30, 2008, FCMC entered into an agreement with executive officer Paul Colasono, and on December 31, 2008, entered into similar agreements with executive officers Alexander Gordon Jardin and William Sullivan to amend such executive officers’ employment agreements (the “Amendments”). The Amendments make certain technical changes which are designed to make the employment agreements comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Effective April 1, 2009, Messrs. Jardin, Colasono and Sullivan agreed to a 20% reduction in their base salary.

Alexander Gordon Jardin — Chief Executive Officer

Alexander Gordon Jardin serves as Chief Executive Officer of FCMC under an employment agreement that was entered into on April 26, 2006, with an effective date of March 1, 2006. Mr. Jardin’s appointment as Chief Executive Officer was effective as of April 26, 2006.

Mr. Jardin’s employment term runs for five years from the effective date of the employment agreement, or until its earlier termination by FCMC or Mr. Jardin.

Under the employment agreement, Mr. Jardin is entitled to a base salary of $325,000, subject to adjustment upward by the Board of Directors, as well as an annual bonus to be determined and paid on or before May 1st of the following year. Mr. Jardin also received a signing bonus of $25,000, and is entitled to a car allowance of $1,000 per month.

In connection with his employment, FCMC granted to Mr. Jardin 100,000 shares of restricted Company common stock, of which 10,000 vested upon grant, 5,000 vested on the first day after each fiscal quarter from July 1, 2006 until April 1, 2008, and 6,250 shares vested on the first day after each fiscal quarter from July 1, 2008 until April 1, 2009 and shares vest on the first day after each fiscal quarter from July 1, 2009 until April 1, 2010; so long as Mr. Jardin remains in the employ of FCMC. Any unvested shares will vest immediately upon a change in control of FCMC (as defined in the employment agreement). Mr. Jardin made an 83(b) election with respect to the restricted shares and FCMC will reimburse him on a grossed up basis for any taxes due from having made such election.

To assist with Mr. Jardin’s relocation to the New York City metropolitan area, FCMC agreed, among other things, to pay or reimburse certain costs associated with such relocation and to gross up the amount of such payments or reimbursements by the amount of any taxes due thereafter.

Pursuant to the employment agreement, FCMC may terminate Mr. Jardin’s employment with or without cause (as defined in the employment agreement) and Mr. Jardin may terminate it with or without good reason (as defined in the employment agreement).

In the event (i) Mr. Jardin is terminated by FCMC without cause, (ii) Mr. Jardin terminates his employment for good reason, (iii) following a change of control, Mr. Jardin terminates his employment or FCMC terminates his employment other than for cause, or (iv) Mr. Jardin’s employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Jardin will be entitled to severance, including a lump sum payment of $225,000 plus, if termination occurs on or after January 1, 2007, $13,542 for each month (or partial month) of employment after December 31, 2006 prior to his termination, provided that the total amount paid shall not exceed twelve months of his annual salary as of the date of such termination and employee benefits; and a prorated bonus. In addition, if such termination is by Mr. Jardin for good reason, or is because of Mr. Jardin’s death or disability, the unvested portion of his restricted stock grant, if any, will immediately vest.

Under the employment agreement, Mr. Jardin is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.

Further detail on our severance obligations to Mr. Jardin, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”

Paul D. Colasono — Chief Financial Officer

Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of FCMC under an employment agreement with an effective date of March 28, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by FCMC or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base salary of $250,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of FCMC in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Colasono will be entitled to receive an annual bonus based partially on the net income after taxes of FCMC. Additionally, Mr. Colasono will receive a housing allowance of $1,500 per month.

In connection with his entry into the employment agreement, FCMC granted Mr. Colasono 17,000 shares of restricted stock of the Company, of which 2,000 vested upon grant, 5,000 vested on March 28, 2006, 5,000 vested on March 28, 2007 and 5,000 vested on March 28, 2008. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and FCMC agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.

Pursuant to the employment agreement, FCMC may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it with or without good reason (as defined in the employment agreement). If Mr. Colasono is terminated by FCMC without cause or Mr. Colasono terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Colasono will be entitled to severance, including a lump sum payment equal to his salary for a specified period and, at his option, either continued health benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by FCMC in respect of such specified period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period would be or would have been (i) three months if the termination occurs prior to September 1, 2005, (ii) six months if it occurs thereafter but prior to September 1, 2006 and (iii) twelve months if it occurs thereafter. If the termination occurs following a change in control, the specified period will be (i) six months if the termination occurs prior to September 1, 2005, (ii) twelve months if it occurs thereafter but prior to September 1, 2006 and (iii) eighteen months if it occurs thereafter.

Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.

Further detail on our severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”

William F. Sullivan — Chief Operating Officer

William F. Sullivan serves as Chief Operating Officer of FCMC under an employment agreement dated as of February 1, 2006 and amended as of April 28, 2006 and August 17, 2006. Mr. Sullivan’s appointment as Chief Operating Officer was effective as of August 17, 2006. Mr. Sullivan’s employment term runs from the effective date of the employment agreement until its termination by FCMC or Mr. Sullivan.

Under the employment agreement, as amended, Mr. Sullivan is entitled to a base annual salary of $275,000, payable on a semimonthly basis. Not less than annually, FCMC shall review Mr. Sullivan’s base compensation. Mr. Sullivan also received a signing bonus of $10,000, and is entitled to a car allowance of $400 per month and a parking space in the vicinity of FCMC’s offices. In addition, Mr. Sullivan is entitled to receive an annual bonus based on his performance and the performance of FCMC, the amount of which shall be subject to the reasonable discretion of the Board of Directors of FCMC.

In connection with his employment and as additional compensation for Mr. Sullivan’s services under the employment agreement, Mr. Sullivan received a grant of 5,000 shares of common stock of the Company.

To assist with Mr. Sullivan’s relocation to the New York City metropolitan area, FCMC paid and reimbursed certain costs associated with such relocation, to provide Mr. Sullivan with lodging in the New York City metropolitan area through the earlier of his relocation or April 1, 2006 and reimbursed Mr. Sullivan for weekly trips (using cost-effective airfare and ground transportation) to Boston during the period prior to his relocation.

Pursuant to the employment agreement, FCMC may terminate Mr. Sullivan’s employment with or without cause (as defined in the employment agreement) or in the event Mr. Sullivan is unable to perform his material duties because of illness or disability for a continuous period of 120 days, and Mr. Sullivan may terminate it with or without good reason (as defined in the employment agreement). If Mr. Sullivan is terminated by FCMC without cause or for Mr. Sullivan’s failure to perform assigned duties, or Mr. Sullivan terminates his employment for good reason, Mr. Sullivan will be entitled to receive (i) payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Sullivan’s current base salary, (ii) if such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year, an amount equal to the bonus for such calendar year on April 15 of the year of termination, (iii) monthly payments equal to one twelfth of his then current base salary for the following periods after such termination: if termination occurs prior to February 1, 2007 — three months, and if termination occurs on or after February 1, 2007 — four months, and (iv) if Mr. Sullivan is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination, at his option, either continued health benefits for the same period as provided for in (iii) above or an amount equal to the medical insurance premiums that would have been payable by FCMC on behalf of Mr. Sullivan in respect of such specified period.

Under the employment agreement, Mr. Sullivan is subject to covenants not to compete and not to solicit customers or employees of FCMC for certain periods specified therein.

Further detail on our severance obligations to Mr. Sullivan, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “— Potential Payments Upon Termination or Change in Control.”

Potential Payments Upon Termination or Change in Control

As discussed above, we currently have employment agreements with certain of our named executive officers that contain various provisions relating to severance and change in control payments. Pursuant to such employment agreements, the following circumstances would trigger payments or the provision of other benefits:

•	Termination by either party “without cause”;

•	Termination by FCMC “for cause”;

•	Termination by the executive officer for “good reason” (and, in the case of Paul D. Colasono, for “good reason” following a Change in Control); and

•	In the case of Alexander Gordon Jardin, termination due to the executive officer’s death or disability, and termination following a Change in Control.

The following summaries describe and quantify these potential payments and/or benefits. The definitions contained in such employment agreements of the terms “cause,” “good reason,” and “change in control” can be found under the subheading “— Defined Terms.”

Severance/Change in Control Arrangement for Alexander Gordon Jardin

For Cause, Without Good Reason.  In the event that Mr. Jardin’s employment is terminated by FCMC for cause or by Mr. Jardin without good reason, Mr. Jardin shall receive nothing other than any accrued salary, payment for accrued but unused vacation time, and reimbursement of expenses already incurred pursuant to the employment agreement. Any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

In the event that FCMC terminates Mr. Jardin for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, the executive officer’s termination shall be deemed to be a termination by FCMC without cause. In such event, Mr. Jardin shall be entitled to receive severance pursuant to the terms of his employment agreement as if the termination was made by FCMC without cause.

Without Cause, For Good Reason, Following a Change in Control, Death/Disability.  In the event that Mr. Jardin’s employment is terminated by FCMC without cause, by Mr. Jardin for good reason, by either party following a Change in Control (other than a termination for cause following such Change in Control), or due to Mr. Jardin’s death or disability, Mr. Jardin shall receive the following payments/benefits: (1) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Jardin’s current base salary; (2) a prorated bonus determined by or consistent with the employment agreement, which bonus shall be paid at the later of six months after termination of the employment agreement or the date provided in the employment agreement; and (3) an additional lump sum payable six months after the termination of the employment agreement in the following amounts: (i) if the termination occurred prior to January 1, 2007, $225,000; and (ii) if the termination occurs on or after January 1, 2007, $225,000 plus $13,542 for each month (or partial month) of employment with FCMC after December 31, 2006, provided that in no event shall the aggregate amount in this clause (iii) exceed Mr. Jardin’s salary as of the date of such termination plus an amount equal to the value of Mr. Jardin’s total benefits for the prior twelve month period, as of the date of such termination.

In the event that Mr. Jardin’s employment is terminated by FCMC without cause, any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited. In addition, in the event of Mr. Jardin’s death or disability, the entire award of restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement shall immediately become fully vested and nonforfeitable.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Jardin, assuming that termination or change in control was effective as of December 31, 2008:

	Termination Without		Termination For
Executive Benefits and	Cause or For Good		Cause or Without			Following a Change
Payments Upon Termination	Reason		Good Reason	Death/Disability		in Control

Severance Pay	$325,000		$—	$325,000		$325,000
Vesting of Stock Options and Restricted Stock Awards		(1)	—		(1)	—
Other Benefits	$—		$—	$—		$—

(1)	In the case of termination was For Good Reason, 37,500 shares of restricted stock would have immediately vested.

Severance/Change in Control Arrangement for Paul D. Colasono

For Cause, Without Good Reason.  In the event that Mr. Colasono’s employment is terminated by FCMC for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. Except as otherwise provided in the employment agreement, any portion of the restricted common stock of the Company granted to Mr. Colasono pursuant to the employment agreement that has not vested on or prior to the date of such termination shall be forfeited.

In the event that FCMC terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by FCMC without cause. In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by FCMC without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability.  In the event that Mr. Colasono’s employment is terminated by FCMC without cause or by Mr. Colasono for good reason following a Change in Control (other than for cause), Mr. Colasono shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount based on his current base salary for the periods set forth below after such termination:

Period for which current base
salary will be paid in lump sum
	Date of termination	following termination

In the event that termination occurs prior to a Change in Control	If termination occurs prior to September 1, 2005	Three months
	If termination occurs on or after September 1, 2005 but prior to September 1, 2006	Six months
	If termination occurs on or after September 1, 2006	Twelve months
In the event that termination occurs at the time of or following a Change	If termination occurs prior to September 1, 2005	Six months
in Control	If termination occurs on or after September 1, 2005 but prior to September 1, 2006	Twelve months
	If termination occurs on or after September 1, 2006	Eighteen months

In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above, or (y) an amount equal to the medical insurance premiums paid by FCMC on behalf of Mr. Colasono for the periods set forth above.

In the event that Mr. Colasono’s employment is terminated by FCMC without cause, any portion of the restricted common stock of the Company granted to Mr. Colasono pursuant to the employment agreement that has not vested on or prior to the date of such termination shall be forfeited.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by FCMC without cause.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Colasono, assuming that termination or change in control was effective as of December 31, 2008:

			Termination For
Executive Benefits and	Termination		Cause or Without			Following a Change
Payments Upon Termination	Without Cause		Good Reason	Death/Disability		in Control

Severance Pay	$250,000		$—	$250,000		$375,000
Vesting of Stock Options and Restricted Stock Awards	—		—	—		—
Other Benefits		$(1)	$		$(1)		$(2)

(1)	Employee would have had the option of either 12 months continued health benefits or $7,273, an amount equal to 12 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

(2)	Employee would have had the option of either 18 months continued health benefits or $10,910, an amount equal to 18 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Colasono.

Severance Arrangement for William F. Sullivan

Without Cause, For Failure to Perform Assigned Duties, For Good Reason.  In the event that Mr. Sullivan’s employment is terminated by FCMC without cause or for Mr. Sullivan’s failure to perform assigned duties, or Mr. Sullivan terminates his employment for good reason, Mr. Sullivan will be entitled to receive: (i) payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Sullivan’s current base salary; (ii) if such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year, an amount equal to the bonus for such calendar year on April 15 of the year of termination; (iii) monthly payments equal to one twelfth of his then current base salary for the following periods after such termination: if termination occurs prior to February 1, 2007 — three months, and if termination occurs on or after February 1, 2007 — four months. In addition, if Mr. Sullivan is enrolled in and covered by a medical insurance plan offered by FCMC on the date of termination, at his option, either continued health benefits during a specified period or an amount equal to the medical insurance premiums that would have been payable by FCMC on behalf of Mr. Sullivan in respect of such specified period. In the event Mr. Sullivan’s employment is terminated and he is not entitled to severance in accordance with the employment agreement, Mr. Sullivan shall be entitled to no further compensation or payments from FCMC.

Mr. Sullivan’s employment agreement does not provide for payments upon a change in control.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Sullivan, assuming that termination or change in control was effective as of December 31, 2008:

	Termination Without		Termination For
Executive Benefits and	Cause or For Good		Cause or Without				Following a Change
Payments Upon Termination	Reason		Good Reason		Death/Disability		in Control

Severance Pay	$91,666.67		$—		$—		$—
Vesting of Stock Options and Restricted Stock Awards	—		—		—		—
Other Benefits		$(1)		$(1)		$(1)	$—

(1)	Employee would have had the option of either 4 months continued health benefits or $3,991, an amount equal to 4 months of medical insurance premiums which would have been paid by FCMC on behalf of Mr. Sullivan.

Defined Terms

The terms “cause,” “good reason” and change in control” are defined in the employment agreements for Mr. Jardin, Mr. Colasono and Mr. Sullivan (as applicable) as follows (with any variations among the employment agreements noted following each such definition).

“Cause” is generally defined to include the following:

(1) executive officer fails or refuses to perform one or more of his material assigned duties to FCMC;

(2) executive officer fails or refuses to comply with one or more policies of FCMC;

(3) executive officer breaches any of the material terms of his employment agreement; or

(4) executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to FCMC or any of its assets or opportunities.

Pursuant to Mr. Jardin’s employment agreement, “Cause” is similarly defined with the following variations: subclauses (1) and (2) require Mr. Jardin to continually take the actions listed therein; and the parenthetical contained in subclause (4) states as follows: “(other than a dispute relating to the unintentional erroneous reporting of an immaterial amount as an expense).”

Pursuant to Mr. Sullivan’s employment agreement, “Cause” is similarly defined except that subclause (4) is limited to the event that Mr. Sullivan “commits any criminal, fraudulent or dishonest act related to his employment.”

“Good Reason” is generally limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by FCMC without cause; or (2) any material diminution by FCMC of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death.

Pursuant to Mr. Colasono’s employment agreement, “Good Reason” is similarly defined with the following variation: “Good Reason” is also defined to include if he is removed as CFO, or Executive Vice President of FCMC.

Pursuant to Mr. Jardin’s employment agreement, “Good Reason” is defined to be limited to the following: (1) FCMC transfers the place of his employment in violation of the employment agreement; (2) FCMC breaches any of the material terms of certain specified provisions of the employment agreement or FCMC knowingly misrepresented or failed to disclose to Mr. Jardin a material financial, regulatory or legal matter of, or involving, FCMC prior to the execution of the employment agreement of which Mr. Jardin did not have knowledge; (3) any material diminution by FCMC of Mr. Jardin’s duties or responsibilities, except in connection with the termination of Mr. Jardin’s employment by FCMC, as a result of permanent disability, or as a result of Employee’s death; (4) Mr. Jardin is requested by FCMC to act in an unethical or illegal manner; or (5) Mr. Jardin is removed as CEO, President or Director of FCMC.

Pursuant to Mr. Sullivan’s employment agreement, “Good Reason” is defined to be limited to the following: (1) FCMC transfers the place of his employment in violation of the employment agreement; or (2) FCMC breaches any of the material terms of certain specified provisions of the employment agreement.

The definition of “Good Reason” in the employment agreements of Messrs. Colasono, Jardin and Sullivan was amended effective December 31, 2008, in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, In particular, for an event to constitute “Good Reason” as defined in the respective employment agreements, (i) the Employee is required to give FCMC written notice within ninety (90) days after Employee has knowledge of the same, (ii) FCMC thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice and (iii) the Employee terminates employment no later than two (2) years following the occurrence of such circumstances.

“Change in Control” is generally defined to mean the occurrence of one or more of the following events:

(1) If (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of FCMC representing twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by FCMC’s then outstanding voting securities;

(2) The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of FCMC; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of FCMC, as a result of which fewer than fifty percent (50%) of the directors are incumbent directors.

(3) FCMC’s shares shall cease to be registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended; or

(4) A sale or other disposition of all or substantially all of the assets of FCMC.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if FCMC files for bankruptcy protection, or if a petition for involuntary relief is filed against FCMC.

There is no definition of “change in control” in Mr. Sullivan’s employment agreement.

Outstanding Equity Awards at December 31, 2008

The following table provides certain summary information concerning unexercised stock options and equity incentive plan awards for each named executive officer as of December 31, 2008.

	Option Awards				Stock Awards
							Market
					Number of		Value of
	Number of	Number of			Shares or		Shares or
	Securities	Securities			Units of		Units of
	Underlying	Underlying	Option		Stock That		Stock That
	Unexercised	Unexercised	Exercise	Option	Have Not		Have Not
	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Alexander Gordon Jardin,	3,000	—	12.85	5/9/2015	37,500	(1)	13,125
Chief Executive Officer
		100,000	1.75	4/22/2018
Paul D. Colasono,	—	45,000	1.75	4/22/2018
Chief Financial Officer and Executive Vice President
William F. Sullivan,	11,000	—	0.75	6/23/2010	—		—
Chief Operating Officer	5,000	—	0.85	6/30/2011	—		—
and President of	4,000	—	0.75	5/12/2012	—		—
Tribeca Lending Corp.	4,000	—	2.25	5/9/2013	—		—
	3,000	—	3.55	5/9/2014	—		—
	3,000	—	12.85	5/5/2015	—		—
		30,000	1.75	4/22/2018

(1)	The shares shall vest or vested as follows: 6,250 shares on January 1, 2009, April 1, 2009, July 1, 2009, October 1, 2009, January 1, 2010, and April 1, 2010.

Director Compensation

The following table provides certain summary information regarding the compensation of our directors earned for their services as members of our Board of Directors or any committee thereof during the fiscal year ended December 31, 2008. Directors who are also employees of the Company do not receive any additional compensation for their service as directors.

	Fees Earned			All Other
	or Paid in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

Alexander Gordon Jardin	—	—	—	—	—
Thomas J. Axon	—	—	—	—	—
William F. Sullivan	—	—	—	—	—
Michael Bertash	25,500	—	2,670(1)	—	28,170
Frank B. Evans, Jr.	22,500	—	2,670(1)	—	25,170
Steven W. Lefkowitz	24,000	—	2,670(1)	—	26,670
Allan R. Lyons	36,535	—	2,670(1)	—	39,205

(1)	The Option Award represents the amount recognized by the Company for financial statement purposes in fiscal year 2008 for the fair value of equity awards granted in fiscal year 2008 in accordance with Statement of Financial Accounting Standards No. 123 Revised, Share-Based Payment (“SFAS 123(R)”), at $0.89 per share based on the date of grant, June 11, 2008. For a discussion of the valuation assumptions utilized in calculating the fair value of equity awards under SFAS 123(R), see Note 2, “Summary of Significant Accounting Policies,” in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

The table below provides the aggregate number of option awards and stock awards outstanding at December 31, 2008 held by each of our Directors:

	Option Awards	Stock Awards
Name	(#)	(#)

Alexander Gordon Jardin	103,000	100,000
Thomas J. Axon	—	—
William F. Sullivan	60,000	5,000
Michael Bertash	14,000	—
Frank B. Evans, Jr.	39,000	—
Steven W. Lefkowitz	19,000	—
Allan R. Lyons	28,000	—

Narrative to Director Compensation Table

Compensation of Directors

During fiscal year 2008, the Company’s non-management directors, Messrs. Bertash, Evans, Lefkowitz and Lyons, were granted options to purchase 3,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), upon their election or re-election to the Board or the anniversary thereof, and received $1,000 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended telephonically. The options were vested on the date of grant and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board of Directors.

In April 2005, the Compensation Committee recommended and the Board of Directors approved the following director compensation program, which replaced in its entirety the Company’s previous director compensation program:

•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board.

•	Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.

•	Each non-employee director will receive $500 for each meeting of the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.

•	Each non-employee director will receive $1,000 for each meeting of the Board of Directors and the Audit Committee attended in person and $500 for each such meeting attended telephonically.

•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board.

•	Each non-employee director will be granted an option to purchase 3,000 shares of Common Stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan, as amended, upon such director’s election or re-election to the Board and, for each year that such director serves during such director’s term on the Board, upon the annual anniversary of such director’s election or re-election to the Board. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

On May 28, 2008, FCMC entered into various agreements (the “Servicing Agreements”) to service on a fee-paying basis approximately $245 million in residential home equity line of credit mortgage loans for Bosco Credit LLC (“Bosco”). Bosco was organized by FCMC. As of May 28, 2008, the initial membership interests in Bosco were issued to the Company’s Chairman and President. Subsequent thereto, Mr. Axon sold an eighty percent (80%) membership interest in Bosco to AIS Re Ltd., a corporation of which he is the chairman of the board of directors and Messrs. Lefkowitz, Evans, and Lyons, Directors of the Company, serve as board members. With respect to the ownership of AIS Re Ltd., Mr. Axon is a holder of 22.7 percent of the voting common stock, Messrs. Lefkowitz and Evans each own less than 10 percent of the voting common stock, and entities, of which Mr. Lyons is a partner, collectively own less than 10 percent of the voting common stock. The loans that are subject to the Servicing Agreements were acquired by Bosco on May 28, 2008, and the financing for Bosco was provided by a group of lenders led by The Huntington National Bank (“Bank”). The Bank no longer participates in the Bosco facility, but remains the administrative agent for the lenders to Bosco. FCMC also provided the loan analysis, due diligence and other services for Bosco on a fee-paying basis for the loans acquired by Bosco. At December 31, 2008, FCMC had an outstanding receivable from Bosco for servicing fees and certain administrative services rendered in the amount of $616,638.

On February 27, 2009, FCMC entered into an amendment (the “Amendment”) to the Servicing Agreements. The Amendment revises the order of priority of distributions to be made by the administrative agent for Bosco’s lenders. Specifically, the Amendment provides that, for the next 12 months, FCMC’s monthly servicing fee will be paid only after a monthly loan modification fee of $29,167 is paid to Bosco’s lenders. Additionally, the Amendment provides that, on each monthly payment date, if the aggregate amount of net collections is less than $1 million, 25% of FCMC’s servicing fee will be paid only after certain other monthly distributions are made, including, among other things, payments made by Bosco to repay its third-party indebtedness. The term of this provision is indefinite. If the amount of collections is not sufficient to make the required payments in any given month, the unpaid servicing fees due to FCMC, or portions thereof, will accrue and become due and payable the next month or in future months.

On March 31, 2009, the Company transferred ten percent of its ownership in common stock of FCMC to its Chairman and President as the cost of obtaining certain guarantees and pledges from its Chairman and President to secure a $5 Million draw credit facility to FCMC and the Company, which were required by the Bank as a condition of the restructuring entered into by the Company and certain of its wholly-owned direct and indirect subsidiaries on March 31, 2009. The Company’s Chairman and President is also entitled to a grant of up to an additional ten percent of the common stock of FCMC from the Company should the pledge of common shares of FCMC by the Company to the Bank, as part of the restructuring, be reduced upon the attainment by FCMC of certain net collection targets set by the Bank.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO CERTIFICATE OF

INCORPORATION OF FRANKLIN CREDIT MANAGEMENT CORPORATION

Background

On December 19, 2008, FCMC engaged in a series of transactions (the “December Reorganization”) in which, among other things, the Company adopted a holding company form of organizational structure, with the Company serving as the new public-company parent. The holding company organizational structure was adopted by means of a merger implemented in accordance with Section 251(g) of the Delaware General Corporation Law (the “DGCL”), which provides for the formation of a holding company structure without a vote of the stockholders of the constituent corporations. Following the December Reorganization, FCMC became the mortgage servicing subsidiary of the Company.

Among the requirements of Section 251(g) of the DGCL was an addition to the Certificate of Incorporation of FCMC of a provision requiring a stockholder vote of the stockholders of the Company in respect of any act or transaction by or involving FCMC, other than the election or removal of directors, that would have required for its adoption the approval of the stockholders of FCMC prior to the December Reorganization.

The text of the provision, which was added to Article VII as Paragraph H of FCMC’s Certificate of Incorporation (the “Paragraph H Provision”) reads as follows:

Any act or transaction by or involving the Corporation, other than the election or removal of directors, that requires for its adoption the approval of the stockholders of the Corporation under the General Corporation Law of the State of Delaware or this Certificate of Incorporation shall, pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Franklin Credit Holding Corporation, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware or this Certificate of Incorporation, as the case may be.

Purpose and Effects of the Amendments

In connection with the Company’s March 2009 restructuring (the “March 2009 Restructuring”) of its relationships with its principal lender, the principal lender, which is a pledgee of shares representing 70% of the outstanding shares of FCMC, through its credit agreements with the Company imposed a requirement that the Paragraph H Provision be deleted from FCMC’s Certificate of Incorporation on or before June 30, 2009. The Company’s failure to cause the provision to be deleted by such date would give rise to a default under the Company’s legacy credit agreement with the its principal lender, entered into on March 31, 2009, which would entitle its principal lender to foreclose on all of the assets of the Company, including the Company’s pledge of 70% of the stock of FCMC (a “Loan Default”). Were the Company’s principal lender to foreclose on the pledged stock, the lender (or its transferee) could become the principal stockholder of FCMC. As such, the Paragraph H Provision could constrain its ability to authorize certain actions by FCMC, such as the sale of substantially all its assets, certain mergers or amendment of FCMC’s Certificate of Incorporation, by requiring an authorizing vote of the shareholders of the Company. The requirement that the Paragraph H Provision be deleted, was, presumably, imposed by the lender in order to restore the full prerogatives of stockholders of FCMC, including such lender or its transferees, should the lender foreclose on the pledged shares. Such amendment would avoid the occurrence of a Loan Default.

On March 31, 2009, the boards of directors of FCMC and of the Company approved by unanimous vote the March 2009 Restructuring, including recommending to the stockholders the amendment and restatement of FCMC’s Certificate of Incorporation to comply with this requirement.

Vote Required for Approval of Amendment to FCMC Certificate of Incorporation

The affirmative vote of holders of two-thirds of the outstanding shares entitled to vote in the election of Directors is required for approval of the amendment to FCMC’s Certificate of Incorporation.

The Board of Directors recommends a vote FOR approval of the amendment to Franklin Credit Management Corporation’s Certificate of Incorporation.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2009, and recommends that stockholders vote for ratification of this appointment. D&T has audited the Company’s financial statements since January 1997. A representative of D&T is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

D&T has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2008 and 2007:

	2008	2007

Audit Fees	$1,090,000	$1,305,000
Audit-Related Fees	$31,500	$—
Tax Fees	$450,000	$300,000
All Other Fees	$35,000	$35,000

Audit Fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, internal control reviews, and various attestation engagements. Tax fees generally represent fees for tax compliance and advisory services. Other fees consist of reimbursement of out of pocket expenses incurred by D&T all during the audit engagement. 100% of audit-related fees and tax fees were approved by the Audit Committee.

Policy on Pre-Approval of Retention of Independent Auditor

The engagement of D&T for non-audit accounting and tax services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by D&T require pre-approval by the Audit Committee. Such pre-approval may be given by the chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.

Vote Required for Ratification of Deloitte &Touche

Ratification of the appointment of D&T requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any Stockholder proposal intended to be presented at the next annual meeting of Stockholders must be received by the Company at its principal executive offices, 101 Hudson Street Jersey City, NJ 07302, no later than December 31, 2009 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with that meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals must comply with the Company’s By-laws and the requirements of Regulation 14A of the Exchange Act.

In addition, the Company’s By-laws require Stockholders desiring to bring nominations or other business before an annual meeting of Stockholders to do so in accordance with the terms of the By-laws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The Company’s By-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of the Corporation no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of the Corporation’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the Corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the Corporation mails its proxy statement for the annual meeting.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by directors, officers and regular employees of the Company without additional compensation.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to Franklin Credit Holding Corporation, 101 Hudson Street, 25th floor, Jersey City, New Jersey 07302 or by calling us at (201) 604-1800. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE. YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF

SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (201) 604-1800.

Sincerely yours,

/s/  Thomas J. Axon
THOMAS J. AXON
Chairman and President

Jersey City, New Jersey
April 30, 2009

FRANKLIN CREDIT HOLDING CORPORATION
Annual Meeting of Stockholders
_____________________
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
     The undersigned hereby appoints Thomas J. Axon and Paul D. Colasono, or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Holding Corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at the corporate offices of the Company, on Wednesday, June 17, 2009, at 2:00 p.m., New York time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
1. ELECTION OF DIRECTORS. To elect the nominees for Class 1 Director below for a term of three years

☐	FOR ALL NOMINEES LISTED BELOW	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary below)		for all nominees listed below
(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)
Alexander Gordon Jardin
William E. Sullivan
2. APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF FRANKLIN CREDIT MANAGEMENT CORPORATION: To approve the deletion of Article VII Paragraph H from the Certificate of Incorporation of Franklin Credit Management Corporation.
3. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009:

FOR ☐	AGAINST ☐	ABSTAIN ☐
and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.
(Continued and to be dated and signed on the other side.)
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

     PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒
     Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

Dated: , 2009

(Signature of Stockholder)

(Signature of Stockholder)
Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.